EXHIBIT 10.6

CONSULTING AND EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of April 23, 1997, by and between UroGen Corp., a Delaware corporation (the “Company”), and Paul Quadros, an individual resident of the State of California (“Consultant” or “Employee”).

WITNESSETH,

WHEREAS, the Company is a development stage company formed to develop diagnostic and therapeutic products for the detection and treatment of urologic diseases;

WHEREAS, Consultant is currently serving in the capacity of President and Chief Executive Officer;

WHEREAS, the Company anticipates a financing of not less than $500,000 of gross proceeds prior to December 31, 1997 (the “Financing Event”); and,

WHEREAS, the parties wish to (a) provide for the retention of Consultant, pending completion of the Financing, and (b) set forth the terms under which Consultant shall continue to provide services pending completion of the Financing Event, and (c) set forth the terms under which Consultant shall become an employee (“Employment Period”) upon completion of the Financing Event;

NOW, THEREFORE, in consideration of the premises, the mutual promises hereinafter set forth, and other good and valuable consideration had and received, the parties hereby agree as follows:

1.    Term of Consulting Engagement or Employment. Upon and subject to the terms, conditions and other provisions of this Agreement, the Company hereby retains Consultant, and Consultant hereby agrees to serve for the period commencing on April 23, 1997, and ending upon the completion of the Financing Event (the “Consulting Period”).

2.    Services and Duties. During the Consulting Period, Consultant shall:

(a) Perform the services of President and CEO as may be set forth in the Bylaws of Company and as are customarily required by such position;

(b) Observe and conform to the policies and directions promulgated from time to time by Company’s Board of Directors; and

(c) Serve the Company faithfully, diligently and competently and to the best of his ability.

3.    Time to be Devoted to Employment.

3.1 During the Consulting Period, Consultant shall devote an average of two to three days per week to the business of the Company.

3.2 During the Employment Period, Consultant shall become an Employee and devote adequate business time, attention and energies to his duties and responsibilities hereunder, appropriate with his ongoing position. It is expected that Mr. Quadros will spend, on average, three days per week at the Company’s San Diego headquarters facility.

4.    Compensation and Other Benefits. As compensation in full for the services to be rendered hereunder, Mr. Quadros shall receive the following compensation:

(a) During the Consulting Period a retainer in the amount of $5,000 per month;

(b) During the Employment Period:

(i) A salary in the amount of $10,000 per month (“Base Salary”);

(ii) Such health insurance and other benefits as Company customarily provides to its employees; and

(iii) Stock options as may be granted from time to time by the Board of Directors of the Company.

5.    Certain Business Expenses. The Company shall reimburse business expenses (a) which are reasonable and necessary and were incurred in the course of the performance of his duties pursuant to this Agreement.

6.    Confidential Information.

6.1 Consultant acknowledges that, because of his position hereunder, he will be in a confidential relationship with the Company and will have access to confidential information and trade secrets of the Company.

6.2 Consultant agrees that except in the limited performance of his duties under this Agreement, Consultant shall not use for his own benefit or disclose to any third-party Confidential Information acquired by reason of his employment under this Agreement or his status as an officer of the Company.

6.3 This Section 6 shall survive termination of this Agreement.

7.    Company Property.

7.1 Any patents, inventions, discoveries, applications or processes, software and computer programs devised, planned, applied, created, discovered or invented by Consultant which pertain to any aspect of the business of the Company, or its subsidiaries, affiliates or customers, shall be the sole and absolute property of the Company, and Consultant shall make prompt report thereof to the Company and promptly execute any and all documents reasonably requested to assure the Company the full and complete ownership thereof.

7.2 All records, files, lists, drawings, documents, equipment and similar items relating to the Company’s business which Consultant shall prepare or receive from the Company shall remain the Company’s sole and exclusive property. Upon termination of this Agreement, Consultant shall return promptly to the Company all property of the Company in his possession and Consultant represents that he will not copy, or cause to be copied, printed, summarized or compiled, any software, documents or other materials originating with and/or belonging to the Company. Consultant further represents that he will not retain in his possession any such software, documents or other materials in machine or human readable forms.

7.3 This Section 7 shall survive termination of this Agreement.

8.    Non-Competition—Non-Solicitation.

8.1 In view of the unique and valuable services it is expected Consultant will render to the Company, Consultant’s knowledge of the business of the Company and proprietary information relating to the business of the Company and similar knowledge regarding the Company it is expected Consultant will obtain during the course of his relationship with the Company, and in consideration of this Agreement and the compensation to be received by Consultant hereunder, Consultant agrees that for as long as he is under contract to the Company (the “Covenant Period”), he will not compete with the Company (or any of. its subsidiaries now owned or hereafter acquired) or, directly or indirectly, own, manage, operate, control, loan money to, or participate in the ownership, management, operation or control of, or be connected with as a director, officer, employee, partner, consultant, agent, independent contractor or otherwise, or acquiesce in the use of his name, in any other business or organization which competes with the Company (or any of its subsidiaries now owned or hereinafter acquired), in any geographical area in which the Company’s then conducting business or in which, to the knowledge of Consultant, the Company plans to conduct business within a twelve month period of time; provided, however, that Consultant shall be permitted to own less than a 5% interest as a shareholder in any company which is listed on any national securities exchange even though it may be in competition with the Company.

8.2 Consultant will not, during the Covenant Period, directly or indirectly, or on behalf of any other person or entity, solicit or interfere with, or endeavor to entice away any employees (full-time or part-time) or customers of the Company (or any of its subsidiaries now owned or hereafter acquired).

9.    Termination.

9.1 The Company in its sole discretion may terminate Consultant with or without cause, at any time. In the event Consultant is given written notice of termination without cause, Consultant shall remain a Consultant, or if his status has changed to an employee, he shall revert back to being a Consultant, under the following terms: He will be entitled to receive the following:

Base Salary and Benefits (including the continued vesting of his restricted shares) beginning the first month following notice of termination and continuing for a total of six months; one-half of his Base Salary and Benefits for months six through twelve; and not less than $1,000 per month up to and including November, 1999. Cause for termination of employment shall include: (a) dishonesty by Employee detrimental to the best interests of the Company or any of its affiliates; (b) willful disloyalty to the Company; (c) participation in any fraud by Employee; (d) disclosure by Employee of any Confidential Information, as that term is defined in Section 6, in breach of this Agreement; or (e) any other material breach of this Agreement unless remedied by Employee within fifteen (15) days of the occurrence of the breach. The period of time from termination to November, 1999, or one year, whichever is longer, shall be deemed the “Covenant Period”.

9.2 In the event the Consultant’s employment is terminated by reason of his voluntary resignation or death, the Consultant shall have no right to receive compensation or other benefits for any period commencing after the date of such termination. The Consultant will be obligated to give Company sixty (60) days’ written advance notice of his intent to resign so that Company will have an opportunity to seek a replacement.

9.3 The Company in its sole discretion may terminate Consultant if the Consultant shall become physically or mentally disabled (“Disability”) during the Employment Term such that, (a) in the Board of Directors’ good faith judgment, Consultant is permanently incapable of properly performing each of the duties customarily performed by him hereunder, or (b) such Disability lasts for a period of 45 consecutive days or for 75 days in any six-month period and the Company elects to treat such Disability as being permanent in nature. In the event the Consultant’s employment is terminated on account of a Disability, the Consultant shall have the right to receive Disability payments equal to 60% of the Base Salary for a period of twelve (12) months after his employment is terminated on account of the Disability, but shall not be entitled to receive any benefits or other compensation for any period commencing after the date of such termination. The Company shall be entitled to procure a disability policy for the benefit of Consultant to cover such payments.

10.    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been delivered three business days after having been mailed in a general or branch post office and enclosed in a registered or certified post-paid envelope, one business day after having been sent by overnight courier; when delivered to a telegraph company or when telecopied or scanned graphically or otherwise by communications equipment of the sending party on a business day, or otherwise, on the next succeeding business day thereafter; and, in each case, addressed to the respective parties at the addresses on record with Company or to such other changed addresses that the parties may have fixed by notice as provided herein.

11.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.    Heading. The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

13.    Entire Understanding. This Agreement constitutes the entire agreement and understanding between the parties with respect to the employment of Consultant by Company, and supersedes all prior agreements, representations and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

14.    Amendments. This Agreement may not be modified or changed except by written instrument signed by all of the parties hereto.

15.    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California.

16.    Construction. Whenever in this Agreement the context so requires, references to the masculine shall be deemed to include feminine and the neuter, references to the neuter shall be deemed to include the masculine and feminine, references to the plural shall be deemed to include the singular and references to the singular shall be deemed to include the plural.

17.    Cooperation. Each party hereto shall cooperate with the other party and shall take such further action and shall execute and deliver such further documents as may be necessary or desirable in order to carry out the provisions and purposes of this Agreement.

18.    Waiver. No amendment or waiver of any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The failure of any party to insist, in any one or more instances, upon performance of any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or any such term, covenant or condition.

19.    Parties in Interest, Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors, assigns, heirs and/or personal representatives. Except as specifically provided herein, neither this Agreement nor any interest herein, shall be assigned or assignable by operation of law or otherwise, by any party without the prior written consent of the other party, except that, without such consent, Company may assign this Agreement or any interest therein, by operation of law or otherwise, to (a) any successor to all or substantially all of its stock, assets or business by dissolution, merger, consolidation, transfer of assets, or otherwise, or (b) any direct or indirect subsidiary of Company or of any such successor referred in (a) hereof. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

20.    Severability. If any provision of this Agreement shall be deemed invalid, unenforceable or illegal, then notwithstanding such invalidity, unenforceability or illegality, the remainder of this Agreement shall continue in full force and effect.

21.    Full Understanding. Consultant represents that he has carefully read and fully understands all of the provisions of this Agreement, that he is competent to execute this Agreement, that his agreement to execute this Agreement has not been obtained by any duress and that he freely and voluntarily enters into it, and that he has read this document in its entirety and fully understands the meaning, intent and consequences of this document.

IN WITNESS WHEREOF, parties hereto have executed this Agreement as of the date first written above.

By:	/s/ PAUL D. QUADROS
Paul D. Quadros

UROGEN CORP.

By:	/s/ UROGEN CORP.
Authorized Signatory